Exhibit 2.1

AMENDMENT NO. 1 TO

ARRANGEMENT AGREEMENT

DATED AUGUST 24, 2009

among

SOLITARIO EXPLORATION & ROYALTY CORP.

- and -

METALLIC VENTURES GOLD INC.

October 13, 2009

Fogler, Rubinoff LLP

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AMENDMENT NO. 1 TO

THE ARRANGEMENT AGREEMENT

THIS AMENDMENT NO. 1 TO THE ARRANGEMENT AGREEMENT among Solitario Exploration & Royalty Corp. and Metallic Ventures Gold Inc. entered into as of August 24, 2009 (the "Original Agreement") is entered into as of October 13, 2009 (this "Agreement") among:

SOLITARIO EXPLORATION & ROYALTY CORP., a Colorado corporation (hereinafter referred to as "Solitario")

- and -

METALLIC VENTURES GOLD INC., an Ontario corporation (hereinafter referred to as "MVG")

WHEREAS:

          A.          Solitario and MVG have agreed to proceed with a business combination by way of a statutory plan of arrangement pursuant to which, among other things, (i) Solitario shall acquire from the MVG Shareholders all of the issued and outstanding shares of MVG, and (ii) as consideration therefor, Solitario shall deliver to the MVG shareholders, on a pro rata basis, the Consideration Shares and the Cash Consideration, all upon and subject to the terms and conditions set forth in the Original Agreement.

          B.          In furtherance of such transactions, the board of directors of MVG has agreed to submit the Plan of Arrangement and the other transactions contemplated in the Original Agreement to the MVG Shareholders and to the Court for approval, and the board of directors of Solitario has agreed to submit the Plan of Arrangement, including the issuance of the Consideration Shares pursuant to the Arrangement to its stockholders for approval.

          C.          Concurrent with the execution and delivery of the Original Agreement, as a material inducement to Solitario to enter into the Original Agreement, the two principal MVG Shareholders have executed and delivered the Support Agreements pursuant to which, among other things, each such person has agreed, subject to certain exceptions, to vote, in his capacity as a holder of MVG Common Shares entitled to vote thereon, in favour of the MVG Arrangement Resolution.

          D.          Concurrent with the execution and delivery of this Agreement, as a material inducement to Solitario to enter into this Agreement, each of the two principal MVG Shareholders have executed and delivered the Support Agreement Amendment pursuant to which, among other things, each such person has agreed, subject to certain exceptions, to vote, in his capacity as a holder of MVG Common Shares entitled to vote thereon, in favour of the MVG Arrangement Resolution, as amended by this Agreement.

          Capitalized terms used in the foregoing clauses shall have the meanings ascribed to such terms as set forth in Section 1.1 below.

          NOW, THEREFORE, in consideration of the premises and of the representations, warranties, covenants and agreements herein contained, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

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ARTICLE 1.
GENERAL

1.1          Definitions

"Agreement" means this amendment no. 1 to the Original Agreement dated as of October 13, 2009 between Solitario and MVG with respect to the Arrangement and the amendment of the Original Agreement;

"Arrangement" means and refers to the arrangement pursuant to Section 182 of the OBCA set forth in the Plan of Arrangement as supplemented, modified or amended, and not to any particular article, section or other portion hereof, made at the direction of the Court in the Final Order, provided that (i) no amendments or variations made at the direction of the Court that are reasonably likely to affect the financial terms of the Arrangement or the conditions to the completion of the Arrangement will be included unless consented to by Solitario or counsel to Solitario, and (ii) no other amendments or variations made at the direction of the Court will be included unless they are acceptable to Solitario and MVG, each acting reasonably;

"Articles of Arrangement" means the articles of arrangement in respect of the Arrangement required under subsection 183(1) of the OBCA to be filed with the Director after the Final Order has been granted giving effect to the Arrangement;

"Business Day" means a day, other than a Saturday, Sunday or statutory holiday, when banks are generally open in the City of Toronto, in the Province of Ontario, for the transaction of banking business;

"Canadian Securities Laws" means: (a) the Securities Act (Ontario) or the equivalent legislation in each Province and Territory of Canada; (b) the rules, regulations, instruments and policies adopted by the securities regulatory authority of any Province or Territory of Canada, as amended from time to time; and (c) the TSX Company Manual, each as amended from time to time;

"Cash Consideration" means the $15,500,000 in cash that was to be paid by Solitario as part of the Consideration payable to the MVG Shareholders for their MVG Common Shares in the Original Agreement, which is being amended to mean the $18,000,000 in cash that is now to be paid by Solitario as part of the Consideration payable to the MVG Shareholders for their MVG Common Shares pursuant to this Agreement;

"Closing" means the closing of the transactions contemplated by the Original Agreement;

"Commissions" means the applicable Canadian provincial securities commissions or regulatory authorities;

"Consideration Shares" means the 17,000,000 Solitario Common Shares that were to be issued by Solitario as part of the Consideration payable to the MVG Shareholders for their MVG Common Shares in the Original Agreement, which is being amended to mean the 19,500,000 Solitario Common Shares that are now to be issued by Solitario as part of the Consideration payable to the MVG Shareholders for their MVG Common Shares pursuant to this Agreement;

"Consideration" means collectively, the Consideration Shares and the Cash Consideration;

"Court" means the Ontario Superior Court of Justice (Commercial List);

"Director" means the Director appointed pursuant to Section 278 of the OBCA;

"Final Order" has the meaning ascribed to it in Section 1.2 of the Original Agreement;

"Interim Order" has the meaning ascribed to it in Section 1.2 of the Original Agreement;

"Joint Proxy Statement" has the meaning ascribed to it in Section 1.5 of the Original Agreement;

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"MVG" means Metallic Ventures Gold Inc., a corporation incorporated under the OBCA;

"MVG Arrangement Resolution" means the special resolution of the MVG Shareholders to be considered at the MVG Shareholders Meeting, to be substantially in the form set out in Exhibit B to the Original Agreement;

"MVG Common Shares" means the issued and outstanding common shares of MVG;

"MVG Shareholders" means the holders, from time to time, of the MVG Common Shares;

"MVG Subsidiaries" means, collectively, Metallic U.S., Metallic Nevada Inc. and Metallic Goldfield Inc.;

"OBCA" means the Business Corporations Act (Ontario), as amended;

"Original Agreement" means the agreement dated as of August 24, 2009 between Solitario and MVG with respect to the Arrangement, including all Exhibits thereto;

"Plan of Arrangement" means the plan of arrangement relating to the Arrangement in the form attached to the Original Agreement as Exhibit "A";

"Solitario" means Solitario Exploration & Royalty Corp., a corporation incorporated under the laws of the State of Colorado;

"Solitario Arrangement Resolution" means the special resolution of the Solitario Stockholders to be considered at the Solitario Stockholders Meeting, to be substantially in the form set out in Exhibit C to the Original Agreement;

"Solitario Common Shares" means the common shares of Solitario, $0.01 per share par value;

"Solitario Option Plan" means the Solitario Resources Corporation 2006 Incentive Stock Option Plan (as amended);

"Solitario Options" means the options to purchase Solitario Common Shares granted pursuant to the Solitario Option Plan;

"Solitario Stockholders" means the holders, from time to time, of the Solitario Common Shares;

"Solitario Stockholders Meeting" means the special meeting of stockholders of Solitario called for the purpose of considering, among other things, the issuance of the Consideration Shares in connection with the transactions contemplated by the Original Agreement and the Plan of Arrangement;

"Support Agreement" means the support agreement dated August 24, 2009, between Solitario and each of the two principal MVG Shareholders;

"Support Agreement Amendment" means the amendment dated the date hereof to the Support Agreement between Solitario and each of the two principal MVG Shareholders whereby the Support Agreement was amended to reflect the terms of the Arrangement as amended by this Agreement; and

"Termination Date" originally had the meaning ascribed to it in Section 6.1(d) of the Original Agreement which meaning is amended by Section 1.2(c) of this Agreement.

1.2          Amendment of Original Agreement

          The Original Agreement is hereby amended as follows:

(a)     the definition of "Consideration Shares" in Section 1.1 of the Original Agreement is hereby deleted and replaced with the following:
"Consideration Shares" means the 19,500,000 Solitario Common Shares to be issued by Solitario as part of the Consideration payable to the MVG Shareholders for their MVG Common Shares;

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(b)     the definition of "Cash Consideration" in Section 1.1 of the Original Agreement is hereby deleted and replaced with the following:

"Cash Consideration" means the $18,000,000 in cash to be paid by Solitario as part of the Consideration payable to the MVG Shareholders for their MVG Common Shares;

(c)     the definition of "Imputed Transaction Value in Section 1.1 of the Plan of Arrangement is hereby deleted and replaced with the following:

"Imputed Transaction Value" shall be equal to the quotient obtained by dividing:
(i)          the sum of

(A)       the product obtained when the Market Value is multiplied by 19,500,000; and
(B)       $18,000,000

by

(ii)       the number of MVG Shares issued and outstanding on the close of business on the Business Day before the Effective Date;

(d)       by deleting the reference to 17,000,000 in the Solitario Arrangement Resolution set out in Exhibit C to the Original Agreement and replacing it with 19,500,000;

(e)       by deleting the reference to December 31, 2009 in Section 6.1(d) of the Original Agreement and replacing it with February 28, 2010, thereby amending the definition of Termination Date;

(f)       by deleting the references to $1.5 million in Section 6.4 of the Original Agreement and replacing them with references to $2.2 million;

(g)       by deleting the reference to $0.298 in Section 1.1(h) of the Plan of Arrangement and replacing it with $0.34621; and

(h)       by deleting the reference to 0.326976 in Section 1.1(k) of the Plan of Arrangement and replacing it with 0.375061.

1.3          Other Provisions of Original Agreement

          Except as amended by the terms of this Agreement, all other provisions of the Original Agreement remain in effect, unamended.

1.4          Currency

          Unless otherwise specified, all references in this Agreement to "dollars" or "$" shall mean United States dollars.

ARTICLE 2.
REPRESENTATIONS AND WARRANTIES OF MVG

2.1          Agreement Authorized and its Effect on Other Obligations

          MVG hereby represents and warrants to, and agrees and covenants with, Solitario that MVG has all requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder and under all documents and arrangements contemplated by this Agreement to which MVG is or will be a party. The execution and delivery of this Agreement by MVG and the performance by MVG of its obligations hereunder have been duly authorized by the board of directors of MVG and no other corporate proceeding on the part of MVG is necessary to authorize this Agreement or the transactions contemplated hereby, other than the approval of (i) the Joint Proxy Statement and other matters relating solely thereto, by the board of directors of MVG; (ii) materials to be filed with the Court in connection with the applications for the Interim Order and Final Order by the board of directors of MVG; (iii) any matters required by the Interim Order or the Final Order to be authorized by the board of directors of MVG or the MVG Shareholders; and (iv) the MVG Arrangement Resolution by the MVG Shareholders. This Agreement has been duly executed and delivered by MVG and is a valid and binding obligation of MVG, enforceable in accordance with its terms, except that such enforceability may be subject to (i) bankruptcy, insolvency, reorganization or other similar laws affecting or relating to enforcement of creditors' rights generally, (ii) general equitable principles and (iii) that the consummation of the Arrangement is subject to approval of the MVG Shareholders and the Court as provided in the Original Agreement.

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ARTICLE 3.
REPRESENTATIONS AND WARRANTIES OF SOLITARIO

3.1          Agreement Authorized and its Effect on Other Obligations

          Solitario hereby represents and warrants to, and agrees and covenants with, MVG that Solitario has all requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder and under all documents and agreements contemplated by this Agreement to which Solitario is or will be a party. The execution and delivery of this Agreement by Solitario and the performance by Solitario of its obligations hereunder have been duly authorized by the board of directors of Solitario and no other corporate proceeding on the part of Solitario is necessary to authorize this Agreement or the transactions contemplated hereby, other than the approval of (i) the Joint Proxy Statement and other matters relating solely thereto, by the board of directors of Solitario; (ii) materials to be filed with the Court in connection with the applications for the Interim Order and Final Order by the board of directors of Solitario; (iii) any matters required by the Interim Order or the Final Order to be authorized by the board of directors of Solitario or the Solitario Stockholders; and (iv) the Solitario Arrangement Resolution by the Solitario Stockholders. This Agreement has been duly executed and delivered by Solitario and is a valid and binding obligation of Solitario, enforceable in accordance with its terms, except that such enforceability may be subject to (i) bankruptcy, insolvency, reorganization or other similar laws affecting or relating to enforcement of creditors' rights generally, (ii) general equitable principles, and (iii) that the consummation of the Arrangement is subject to approval of the Solitario Stockholders and the Court as provided in the Original Agreement.

3.2          Capitalization

          (a)          The authorized capital of Solitario consists of 50,000,000 Solitario Common Shares, and 10,000,000 Solitario Preferred Shares. As a result of the voluntary cancellation of certain Solitario Options concurrently with the execution of this Agreement, as of October 13, 29,750,242 Solitario Common Shares and no Preferred Shares were issued and outstanding, and an aggregate of 719,000 Solitario Common Shares were reserved for issuance pursuant to outstanding Solitario Options, and as at such date, no other Solitario Common Shares are reserved for issuance pursuant to any outstanding rights or options. All of the issued and outstanding Solitario Common Shares have been duly authorized and validly issued, are fully paid and non-assessable, were not issued in violation of the terms of any agreement or other understanding binding upon Solitario and were issued in compliance with all applicable charter documents of Solitario and all applicable Laws. There are, and have been, no pre-emptive rights with respect to the issuance of the Solitario Common Shares or any other capital stock of Solitario.

          (b)          Other than as set forth above, as of the date of this Agreement, there are no outstanding subscriptions, options, warrants, convertible securities, calls, commitments, agreements or rights (contingent or otherwise) of any character to purchase or otherwise acquire from Solitario any shares of, or any securities convertible into, the capital stock of Solitario.

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ARTICLE 4.
MISCELLANEOUS

4.1          Interpretation

          When a reference is made in this Agreement to Sections or Exhibits, such reference shall be to a Section or Exhibit to this Agreement unless otherwise indicated. The words "include," "includes" and "including" when used therein shall be deemed in each case to be followed by the words "without limitation." Any references in this Agreement to "the date hereof" refers to the date of execution of this Agreement. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

4.2          Severability

          If any provision of this Agreement or the application thereof to any person or circumstance is held invalid or unenforceable in any jurisdiction, the remainder hereof, and the application of such provision to such person or circumstance in any other jurisdiction or to other persons or circumstances in any jurisdiction, shall not be affected thereby, and to this end the provisions of this Agreement shall be severable.

4.3          Counterparts

          This Agreement may be executed in one or more counterparts, by original or facsimile signature, all of which shall be considered one and the same original agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to each of the other parties, it being understood that all parties need not sign the same counterpart.

4.4          Miscellaneous

          This Agreement, together with the Original Agreement, and any other documents referred to herein or therein or contemplated hereby or thereby (a) constitutes the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; (b) are not intended to confer upon any other person any rights or remedies hereunder (except that Section 7.4 of the Original Agreement is for the benefit of the directors and officers of MVG and the MVG Subsidiaries and is intended to confer rights on such persons); (c) shall not be assigned by operation of law or otherwise except as otherwise specifically provided; and (d) enures to the benefit of and is binding upon the parties hereto and their respective successors and permitted assigns.

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4.5          Governing Law

          This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable to agreements made and to be performed within such province as to all matters, including without limitation validity, construction, effect, performance and remedies. The parties hereby irrevocably and unconditionally attorn to the exclusive jurisdiction of (A) the courts of the Province of Ontario or (B) Federal or State courts in the State of Nevada for any actions, suits or proceedings arising out of or relating to the enforcement of this Agreement or any agreement relating to the Arrangement and agree not to commence any action, suit or proceeding relating thereto except in such courts. The parties further agree that service of any process, summons, notice or document by Canadian or United States registered mail to its address set forth above shall be effective service of process for any action, suit or proceeding brought against such party in any such court. During the pendency of any disagreement, dispute, controversy or claim hereunder or relating hereto, each party shall continue to perform its obligations hereunder and to be bound hereby. No such disagreement, dispute, controversy or claim shall in any way excuse either party from performing all such obligations and continuing to be bound hereby.

4.6          Expenses

          Each party will bear its respective expenses and legal fees incurred with respect to this Agreement and the transactions contemplated hereby.

4.7          Further Assurances

          Each of the parties hereto will from time to time execute and deliver all such further documents and instruments and do all such acts and things as the other parties may reasonably require to effectively carry out or better evidence or perfect the terms and provisions of this Agreement.

          IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunder duly authorized, all as of the date first written above.

SOLITARIO EXPLORATION & ROYALTY CORP.
Per:	/s/ James R. Maronick
Name: James R. Maronick Title: Chief Financial Officer
I have authority to bind the Corporation

METALLIC VENTURES GOLD INC.
Per:	/s/ Miles Bachman
Name: Miles Bachman Title: President and Chief Executive Officer
I have authority to bind the Corporation